Exhibit 99.1

NEWS

Solutia Inc.
575 Maryville Centre Drive
St. Louis, Missouri 63141

P.O. Box 66760
St. Louis, Missouri 63166-6760
FOR IMMEDIATE RELEASE

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914
Solutia Announces New Financial Reporting Segments;
Highlights 2007 Results
ST. LOUIS – March 10, 2008 – Solutia Inc. (NYSE: SOA) announced it will realign its financial reporting to five segments from its current two-segment reporting structure. The five segments will be: Saflex®, CPFilms®, Technical Specialties (including Flexsys®, Therminol® and Skydrol®), Integrated Nylon, and Other.
     “This change will promote a better understanding of the underlying nature of Solutia’s businesses by providing a more detailed analysis of each segment,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc. “In addition, the new segment reporting will more effectively communicate Solutia’s current operating environment and business unit strategy.”
     The company will present its future results in this new reporting format. Key financial metrics for 2007 are presented in the new format at the end of this press release. In addition, 2007 and 2006 quarterly key financial metrics will be posted on the investor section of the company’s website: http://www.solutia.com.

Portfolio Transformation and Business Investment
     “Over the last few years, we have made great strides in transforming our business into a global specialty chemicals and performance materials company with leading market positions, clear competitive differentiation and attractive growth opportunities,” said Quinn. “In line with this strategy, we had many accomplishments in 2007 including the opening of our Saflex plant in Suzhou, China, the acquisition of Flexsys — the world leader in rubber chemicals, and the continued restructuring of our integrated nylon business from a U.S.-focused carpet fiber producer to a global engineered thermoplastics and polymers supplier. As a result, our diversified portfolio better positions us to capitalize on the growth opportunities that exist globally while reducing our exposure to industry cycles. Although we recognize that there remains work to be done, we take comfort from the path we have traveled to get to this point.”
     “Our financial results in 2007 demonstrate the success of our strategy, the resolve of our execution, and the strong foundation upon which we base our outlook for the future,” added Quinn. “For the year, we delivered significant revenue and underlying earnings growth across all of our business units and across multiple geographic regions. We achieved particularly strong growth in Asia, which reported a 55% increase in revenue over the previous year.”
Significant Top-Line Growth
     Solutia reported net sales of $3,535 million for 2007, an increase of 26% compared to net sales of $2,795 million for 2006. The majority of the increase came as the result of Solutia’s acquisition of the 50% stake in Flexsys, which resulted in Solutia’s 100% ownership and consolidation of Flexsys sales since May 1, 2007. Excluding Flexsys, net sales increased 9% year-over-year, with 4% of the increase attributed to higher sales volumes, 4% attributable to higher selling prices and the remainder from currency exchange movements.

     Sales increased in all businesses in 2007 primarily due to strong international growth in CPFilms, Saflex and Integrated Nylon. Net sales outside the United States accounted for 55% of the total revenue, with 25% from Asia, 23% from Europe, and 7% from all other regions.
Net Income/Loss and Analysis of Significant Items
     Solutia reported a consolidated net loss from continuing operations of $222 million for the year ended 2007 versus a consolidated net loss from continuing operations of $56 million for the year ended 2006. Solutia’s continuing operations were negatively impacted by reorganization items and other unusual gains and charges totaling approximately $293 million after-tax in 2007 and $76 million for 2006.
     “The charges Solutia incurred during 2007 and within the fourth quarter in particular were entirely associated with reorganization items,” said James M. Sullivan, senior vice president and chief financial officer, Solutia Inc. “These items are not related to our underlying business performance, and are primarily related to changes in claims valuations for certain creditors within the reorganization process. Excluding reorganization items and other unusual gains and charges, net income from continuing operations increased to $71 million from $20 million in 2006.”
     Increased volumes and selling price improvements in all businesses contributed positively to the company’s results. Raw material costs continued to rise during the year; however, selling price increases offset this impact.

New Segment Reporting
     The company utilizes EBITDAR as the comparable basis given future results will be impacted by the adoption of fresh start accounting as of its emergence date, which will impact the company’s depreciation and amortization expense, as well as eliminate the reorganization items classification in future periodic filings. Therefore in the first quarter of 2008, the company will begin to utilize EBITDAR as its measure of segment profit/loss. The table below provides historical financial information based on the company’s new financial segment reporting format.

Sale
Revised Segments	2007	2006
Integrated Nylon	1,892	1,731
Saflex	727	663
Technical Specialties	646	146
CP Films	234	214
Other Operations	36	41

	3,535	2,795

Adjusted EBITDAR
Revised Segments	2007	2006
Integrated Nylon	106	66
Saflex	115	108
Technical Specialties	124	23
CP Films	59	51
Other Operations	1	1
Corporate Expenses/LIFO	(65)	(2)

	340	247
Use of Non-U.S. GAAP Financial Information
EBITDAR is defined as operating profit from continuing operations, plus equity earnings from affiliates, other income, depreciation and amortization and further adjusted for reorganization costs associated with bankruptcy and other charges. EBITDAR is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Management believes that EBITDAR is meaningful because it provides a way to identify operating results of the Company had it not been in the reorganization process during the time period being reported upon. EBITDAR is a typical financial measure used for Companies during the restructuring process. In addition, management believes that measures of income excluding non-recurring, non-operational items are meaningful because they provide insight with respect to Solutia’s ongoing operating results. Such measurements are not recognized in accordance with generally accepted accounting principles (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Because not all companies use identical calculations, this presentation of EBITDAR may not be comparable to similarly titled measures of other companies.

Reconciliation of EBITDAR to Loss from Continuing Operations

Reconciliation of EBITDAR to Loss from Continuing Operations
	Year Ended	Year Ended
(dollars in millions)	December 31, 2007	December 31, 2006
EBITDAR	$340	$247
Add:
Income Tax Expense	(19)	(18)
Interest Expense	(134)	(100)
Depreciation and Amortization	(116)	(109)

Income from Continuing Operations before unusual gains/losses & reorg	71	20
Reorganization Items	(298)	(71)
Non-Recurring, Non-Operational Gains (Losses) (see below)	5	(5)

Loss from Continuing Operations	$(222)	$(56)

Schedule of Non-Recurring, Non-Operational Gains and Losses
	Year Ended	Year Ended
(dollars in millions)	December 31, 2007	December 31, 2006
Impact on Increase (Decrease):
Sales (a)	22	—
Cost of Goods Sold (b),(f)	37	(10)
MAT Expenses (c),(g)	(6)	3

Operating Income	(9)	7
Equity Earnings (loss) from Affiliates (h)		(4)
Loss on Debt Modification (d)	(7)	(8)
Other Income (e)	21	—

EBITDAR	$5	$(5)

(a)	A gain of $22 million realized upon the termination of a customer contract and the immediate recognition of previously deferred revenue.

(b)	Consisted of (i) an impairment of certain fixed asset groups in the Flexsys business of $25 million, (ii) $6 million of restructuring charges, primarily severance and retraining costs, (iii) a charge of $3 million from net pension plan settlements and (iv) $3 million of charges resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting.

(c)	Consisted of (i) a gain on sale of assets of $7 million and $3 million associated with the sales of land at the manufacturing facilities in Alvin, Texas and Pensacola, Florida, respectively, (ii) a charge of $2 million from net pension plan settlements and (iii) $2 million of restructuring charges, primarily severance and retraining costs.

(d)	Charges associated with DIP amendments that resulted from the write-off of debt issuance costs and to record the DIP facility as modified at its fair value.

(e)	A settlement gain of $21 million, net of legal expenses, with FMC Corporation.

(f)	Consisted of (i) $20 million gain resulting from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably, (ii) $9 million related to environmental charge precipitated by the notification by a third party of its intent to terminate a tolling agreement at one of Solutia’s facilities outside the U.S. that will likely result in the cessation of operations at the site, (iii) $1 million of restructuring charges

(g)	Consisted of $3 million of restructuring charges

(h)	Net charges at Flexsys, our 50 percent owned joint venture, included charges for restructuring and asset impairments of $5 million, partially offset by a non-operational gain of $1 million related to the reversal of a litigation reserve.
Note to Editors: Saflex, CPFilms, Flexsys, Therminol and Skydrol are registered trademarks of Solutia Inc. and/or its subsidiaries.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, Solutia’s quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com. The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.
About Solutia Inc.
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Wear-Dated®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 6,000 employees in more than 60 locations. More information is available atwww.Solutia.com.
Source: Solutia Inc.
St. Louis
3/10/08